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                                                                      EXHIBIT 12


                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                                                    Fiscal Year
                                                    ----------       ----------       ----------       ----------       ----------
                                                        1999             2000             2001            2002            2003
                                                    ----------       ----------       ----------       ----------       ----------
Income/(loss) before taxes and fixed charges
       (net of capitalized interest):
     Income/(loss) from continuing operations
         before income taxes, equity in
         net income/(loss) of joint
         venture and cumulative effect of
         change in accounting principle             $1,023,344       $2,947,844       $1,103,802       $  340,511       $ (211,556)
     Add fixed charges net of
         capitalized interest*                          72,698           87,097           99,575           98,944           93,762

           Total income/(loss) before taxes         ----------       ----------       ----------       ----------       ----------
              and fixed charges                     $1,096,042       $3,034,941       $1,203,377       $  439,455       $ (117,794)
                                                    ----------       ----------       ----------       ----------       ----------

Fixed charges:
     Interest expense                               $   47,566       $   51,375       $   47,640       $   49,357       $   46,875
     Capitalized interest                                6,000            6,000            3,500             --               --
     Interest component of
         rent expense**                                 24,552           35,105           50,849           46,542           44,751


                                                    ----------       ----------       ----------       ----------       ----------
           Total fixed charges                      $   78,118       $   92,480       $  101,989       $   95,899       $   91,626
                                                    ----------       ----------       ----------       ----------       ----------

                                                    ----------       ----------       ----------       ----------       ----------
Ratio of earnings/(loss) to fixed charges               14.03x           32.82x           11.80x            4.58x          (1.29)x
                                                    ==========       ==========       ==========       ==========       ==========


* Capitalized interest includes interest capitalized during the period, less the amount of previously capitalized interest that was amortized during the period.

** The interest factor is estimated at one-third of total rent expense for the applicable period, which management believes represents a reasonable approximation of the interest factor.